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                                                        EXHIBIT 99.14


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement of the BlackRock Funds on Form N-14 of our report dated January 21, 2000 on our audit of the financial statements and financial highlights of the Independence Square Income Securities, Inc., which report is included in the Annual Report to Shareholders for the year ended December 31, 1999, which is included in the Registration Statement. We also consent to the reference to our Firm under the headings "Financial Statements and Experts" in the Registration Statement and "Financial Statements" in the Statement of Additional Information.

PricewaterhouseCoopers LLP

Philadelphia, PA
February 24, 2000